Exhibit 99.3

CONTACT
Robert R. Foley
Chief Financial Officer
(212) 297-1000
or
Heidi Gillette
Investor Relations
(212) 297-1000

GRAMERCY CAPITAL CORP. ANNOUNCES QUARTERLY DIVIDEND OF $0.56 PER SHARE

NEW YORK, N.Y. — December 4, 2006 — Gramercy Capital Corp. (NYSE: GKK) (the “Company”) announced today that its Board of Directors authorized, and the Company declared, a quarterly dividend of $0.56 per share for the quarter ending December 31, 2006. The new quarterly dividend represents an increase per share of $0.05, or 9.8%, over the dividend in effect for the previous two quarters.

The dividend is payable on January 12, 2007 to shareholders of record at the close of business on December 29, 2006.

Based on Friday’s closing price of $27.87, this distribution represents an annualized dividend yield of 8.04%.

Company Profile
Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial property throughout the United States. Gramercy Capital Corp. is headquartered in New York City, and has a regional investment office in Los Angeles.

Forward-Looking Information
This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

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